Exhibit 10.1
AGREEMENT AND GENERAL RELEASE
Agreement and General Release (“Agreement”), by and between Rosamund M. Else-Mitchell (“Employee” or “you”) and Scholastic Inc. (the “Company”) located at 557 Broadway, New York, NY 10012.

1.    You acknowledge that your last day of employment is September 26, 2023 (the “Separation Date”), at which time your employment with the Company will be terminated. You further acknowledge that, effective August 16, 2023, you ceased holding the title of Executive Vice President and President, Education Solutions and are no longer an officer of the Company. After the Separation Date, you shall not represent yourself as being an employee, officer, agent or representative of the Company for any purpose. The Separation Date shall be the termination date for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Entities, as defined in Paragraph 5, except as specified in Paragraph 3 below. You acknowledge and agree that the Company shall have no obligation to rehire you or to consider you for employment after the Separation Date. You acknowledge that the representations in this paragraph constitute a material inducement for the Company to provide the payments and benefits to you pursuant to Paragraph 3 of this Agreement and that you would not receive the pay and/or benefits described in this Agreement absent your execution of this Agreement.
2. In the pay period following the Separation Date, the Company will pay you (i) any unpaid salary accrued through the Separation Date, (ii) all accrued but unused vacation days for the current fiscal year, and (iii) reimbursement of any unreimbursed expenses incurred by you prior to the Separation Date, providing you have timely submitted documentation in accordance with the Company’s expense reimbursement policy and such expenses have been approved by the Separation Date.
3.    Subject to your signing (and not revoking within the applicable revocation period set forth in Paragraph 18 below), and in exchange for your waiver of claims against the Company Entities and your compliance with all other terms and conditions of this Agreement, including, but not limited to, the non-competition and non-solicitation provision set forth in Paragraph 11 below, the Company will:

(a)Pay you three (3) months of severance pay in the gross amount of $155,000.04 (One Hundred Fifty Five Thousand Dollars and Four Cents) (“Separation Payment”), subject to tax withholding and other applicable deductions.
(b)Continue your employment through September 26, 2023, which you acknowledge is beyond the original scheduled separation date of September 1, 2023.
(c)Continue to pay the employer portion of medical benefit coverage for a period of nine (9) months through June 30, 2024 to the same extent as prior to the Separation Date, with Employee to pay an amount equal to the employee share of the cost of such coverage under the Company's group medical, dental, and vision plan. Premiums for this benefit coverage will be deducted from the Separation Payment referenced in Paragraph 3(a) (subject to refund, on a pro rata basis, if your COBRA coverage should end prior to June 30, 2024). The required COBRA period is generally 18 months and will run concurrently with the benefits coverage through June 30, 2024. By electing to continue and signing this severance agreement, you agree to be automatically enrolled into COBRA. You will receive a COBRA packet at your home and you will be automatically enrolled as this will prevent you from having a lapse in coverage. The invoices you receive will show $0 due for the months in which your severance applies. Upon expiration of the 9-month continuation period, your invoice will indicate the full rate of insurance plus a 2% administration fee.
(d)Provide you with outplacement assistance at the Company’s expense with Careerminds for a period of up to one year. Should you choose to participate in this program you must enroll within ninety (90) days of your Separation Date. There will be no payment in lieu of non-participation.

The payment referenced in Paragraph 3(a) shall be made in a lump sum in the first pay period immediately following the Separation Date.

For the avoidance of doubt, you will continue to vest in your outstanding equity awards under the Company’s 2011 Stock Incentive Plan and 2021 Stock Incentive Plan (the “Equity Plans”) through your Separation Date, and all of your outstanding equity awards that are vested as of the Separation Date will continue to be treated in the manner set forth in the Plans and your applicable award agreements.

4.    You acknowledge and agree that the payments and other benefits provided pursuant to this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company; and (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company.
5.    Your Release of Claims
(a)     In consideration for the payments and benefits to be provided you pursuant to Paragraph 3 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

(b)    Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended by the ADA Amendments Act of 2008, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, as amended, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Health Insurance Portability and Accountability Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, and the Sarbanes-Oxley Act; (ii) any claim under the New York State Human Rights Law, New York Executive Law, as amended, New York Rights of Persons with Disabilities Law, New York Nondiscrimination Against Genetic Disorders Law, New York Bias Against Cancer Victims Law, New York Adoptive Parents Child Care Leave Law, New York Labor Law, New York Whistleblower Law, regulations and wage orders of New York State Department of Labor, regulations of New York State Division of Human Rights, New York City Human Rights Law, New York City Administrative Code, New York State Constitution, New York City Charter or common law and all other applicable state, county or local statutes, ordinances or regulations; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, covenant of good faith and fair dealing, detrimental reliance, retaliation, defamation, emotional distress, compensatory or punitive damages, claims for benefits or fringe benefits, claims for, or relating to, stock, stock options, or restricted stock units, claims for compensation, including but not limited to wages, bonuses, commissions, or claims for severance or termination pay; and (iv) any claim for attorneys' fees, costs, disbursements and the like.

Nothing in this Agreement shall be a waiver or release of (i) any claim for the Separation Payment or any other payments required to be made by the Company pursuant to this Agreement; (ii) any right or claim that may not legally be waived; (iii) any claim for vested benefits under the Company’s employee benefit plans and programs (including without limitation rights to stock options and restricted stock units under the Equity Plans which have vested as of the Separation Date); (iv) any rights to indemnification pursuant to the contract or the Company’s certificate of incorporation and by-laws; (v) any rights under the Company’s D&O insurance policy; (vi) any rights in your capacity as a stockholder of the Company; and (vii) any claims that may arise after the date on which you sign this Agreement. In addition, nothing in this Agreement shall affect your rights to engage in protected concerted activity under Section 7 of the National Labor Relations Act. Nothing in this Agreement shall be deemed to prevent you from filing a charge or complaint of discrimination with the U.S. Equal Employment Opportunity Commission or any other state or local administrative agency, participating in any investigation by any such agency, or providing truthful testimony in response to any subpoena or court order. However, you agree and acknowledge that you are waiving any personal right to recover any money or equitable relief in connection with any such investigation, charge, or litigation, as well as any right to recover money or equitable relief in connection with an investigation, charge, or litigation filed by any other individual, entity, organization, or government agency, including any right you may have to seek or recover attorneys’ fees and costs, for all claims owned or had up to and including the dateof this Agreement.

The Company’s Release of Claims

To the fullest extent permitted by law, the Company waives the right to assert and further agrees to release and discharge you and your heirs, executors, administrators, representatives, agents, successors, and assigns with respect to any and all claims, whether currently known or unknown, that the Company now has, has ever had, or may ever have against you arising from or related to any fact, agreement, act, omission, or thing occurring or existing at any time prior to or on the date on which the Company signs this Agreement; provided, however, that the Company does not release or waive any claim that arises after that date, including, without limitation, a claim for breach of this Agreement.

6.    You represent and warrant that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Company Entities in any court or before any administrative or investigative body or agency and/or that you are hereby withdrawing with prejudice any such complaints, charges, or actions that you may have filed against Company Entities. You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in Paragraph 5 above.

7.    (a)    You agree that you will cooperate with the Company and/or the Company Entities and its or their respective counsel (as reasonably requested by the Company and subject to your professional commitments) in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company will reimburse you for reasonable expenses incurred by you in providing such cooperation.
(b)    You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or the Company Entities, you will give prompt notice of such request to Andrew Hedden, EVP & General Counsel (or his successor) at 557 Broadway, NY, NY 10012, and will make no disclosure until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
8.    You agree that, except as required by law or legal process or to enforce or defend your rights under this Agreement, you will not, directly or indirectly, use, disclose, furnish or make accessible to any third party any confidential, sensitive and/or proprietary information learned, discovered, developed, conceived or prepared by you during or as a result of your employment by the Company. For purposes of this paragraph, confidential, sensitive and/or proprietary information shall include but not be limited to: customer information, financial information, business plans and policies, methods of operation and business development plans.

9.    You represent that you have returned (or will return) to the Company all property belonging to the Company and/or the Company Entities, including but not limited to cell phone, laptop, keys, card access to the building and office floors, phone card, computer user name and password, disks and/or voicemail code. You further acknowledge and agree that the Company shall have no obligation to make the payments and provide the benefits referred to in Paragraph 3 above unless and until you have satisfied all your obligations pursuant to this paragraph. Notwithstanding anything in this Agreement, you will be permitted to retain copies of the names, addresses, and contact information of your contacts and copies of your employment records with the Company.
10.    You agree not to disparage or make any negative, adverse, or denigrating statements, whether written or oral, including without limitation on the Internet and/or any social media platforms, to any third party or cause any negative publicity to be disseminated regarding the Company, the Company Entities, and/or their services, officers, directors, owners, consultants and employees, past or present.

    The Company agrees to instruct Peter Warwick, Iole Lucchese, and Cristina Juvier that they shall not disparage or make any negative, adverse, or denigrating statements, whether written or oral, including without limitation on the Internet and/or any social media platforms, to any third party or cause any negative publicity to be disseminated regarding you.

This Paragraph does not prohibit in any way the providing of truthful statements pursuant to a lawfully issued subpoena or testimony provided under oath in a legal, administrative, or regulatory proceeding.

11.    For a period of nine (9) months following the Separation Date, Employee agrees that Employee will not engage, directly or indirectly, as a consultant, partner, officer, employee, or otherwise with any of the following companies: Amplify, Newsela, and Renaissance.

For a period of one (1) year following the Separation Date, Employee agrees that Employee will not solicit, directly or indirectly, on Employee’s own behalf or on the behalf of any other person or entity, any employee of the Company.

Employee acknowledges that the Company’s business is highly competitive and that the Company’s relationship with its employees is invaluable.  Employee further acknowledges and agrees that the restrictions set forth in this Paragraph are reasonable and narrowly tailored to protect the Company’s legitimate business interests.

If any restriction set forth in this Paragraph is found by any legal forum of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

The restrictions contained in this Paragraph are necessary for the protection of the business and goodwill of the Company and are considered by Employee to be reasonable for such purpose.  Employee agrees that any breach of this Paragraph is likely to cause the Company substantial and irrevocable damage/harm and, therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to seek specific performance and other injunctive relief.  In any dispute regarding whether Employee breached this provision, the Company, if successful, shall be entitled to an award of reasonable attorneys’ fees and costs.

12.    If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. Additionally, you agree that if you breach the terms of this Agreement, it shall constitute a material breach as to which the Company Entities may seek all relief available under the law.
13.         (a)    This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.
    (b)        Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
14.    This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
15.    This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.
16.    You understand that this Agreement constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities; provided, however, that this Agreement shall not supersede those provisions of the Company’s Code of Ethics which by their terms apply to former employees of the Company or anyequity award agreement between you and the Company. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the date of this Agreement.
17.    You acknowledge that you:
(a) have carefully read this Agreement in its entirety;
(b) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement;
(c) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so;

(d) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement, or have had a reasonable opportunity to do so;
(e) understand that this Agreement contains a general release of all claims against the Company Entities, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended, but you are not waiving any claims that may arise in the future following your execution of this Agreement; and
(f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.
18.    You acknowledge that you have had an opportunity to consider this Agreement for no less than twenty-one (21) days before signing it. You acknowledge and agree that any modifications, material or otherwise, made to the Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. You understand you may revoke this Agreement within seven (7) days after you sign it by contacting Cristina Juvier, Chief People Officer, in writing by e-mail at cjuvier@scholastic.com. If you revoke the Agreement, all of the terms and conditions contained herein will become null and void. In the event you do not accept this Agreement as set forth above, this Agreement, including but not limited to the obligation of the Company to provide the payments and other benefits referred to in Paragraph 3 above, shall be deemed automatically null and void.

Print Name: Rosamund M. Else-Mitchell     Date: 9/22/2023
Rosamund M. Else-Mitchell
Signature:    /s/ Rosamund M. Else-Mitchell
Rosamund M. Else-Mitchell

STATE OF NEW YORK    )
                    ) ss.:
COUNTY OF            )

On this __ day of ________ 2023, before me personally came employee Rosamund M. Else-Mitchell to me known and known to me to be the person described and who executed the foregoing Agreement, and he/she duly acknowledged to me that he/she executed the same.

__________________________
    Notary Public

SCHOLASTIC INC.

By:    /s/ Cristina Juvier                     Date: 9/25/2023
Cristina Juvier
Chief People Officer